                                                                    EXHIBIT (23)


The Board of Directors
First of America Bank Corporation:

  We consent to incorporation by reference in the registration statements of Form S-3 (Registration Statement Number 33-49813), Form S-3 (Registration Statement Number 33-65378), Form S-8 (Registration Statement Number 33-46297), Form S-8 (Registration Statement Number 33-38891) and Form S-8 (Registration Number 33-57851) of the First of America Bank Corporation of our report dated January 18, 1995 relating to the consolidated balance sheets of First of America Bank Corporation and its subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of First of America Bank Corporation.



/s/ KPMG Peat Marwick LLP


March 6, 1995
Chicago, Illinois